Exhibit 99.1

Giddy Inc. d/b/a Boxed Condensed Consolidated Financial Statements as of September 30, 2021 and December 31, 2020 and for the Three and Nine Months Ended September 30, 2021, and 2020 (Unaudited)

GIDDY INC. d/b/a BOXED

TABLE OF CONTENTS

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CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020 AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020 (UNAUDITED):

Balance Sheets	3

Statements of Operations	4

Statements of Convertible Preferred Stock and Stockholders’ Deficit	5-6

Statements of Cash Flows	7

Notes to Financial Statements	8–33

Giddy Inc. d/b/a Boxed
Condensed Consolidated Balance Sheets
As of September 30, 2021 (Unaudited) and December 31, 2020

	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,409,156	$30,043,046
Restricted cash	2,571,667	-
Accounts receivable, net	4,808,287	2,910,079
Inventories	11,413,391	13,964,510
Prepaid expenses and other current assets	6,389,519	2,131,895
TOTAL CURRENT ASSETS	60,592,020	49,049,530
Property and equipment, net	7,348,761	10,411,396
Unbilled receivables	3,680,327	-
Other long-term assets	188,994	204,122
TOTAL ASSETS	$71,810,102	$59,665,048
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$14,034,170	$9,072,929
Accrued expenses	6,854,256	5,802,135
Deferred revenue	2,666,547	2,435,909
Other current liabilities	15,867,893	14,958,064
Term loan - current portion	-	3,750,000
Warrants to purchase common shares	148,129	49,863
Warrants to purchase preferred shares	504,117	2,072,536
TOTAL CURRENT LIABILITIES	40,075,112	38,141,436
LONG-TERM TERM LOAN	43,190,312	3,750,000
LONG-TERM OTHER LIABILITIES	541,770	1,015,248
CONVERTIBLE PREFERRED STOCK
Class A preferred stock
$0.00001 par value per share; 6,952,573 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	8,023,239	8,023,239
Class B preferred stock
$0.00001 par value per share; 5,690,347 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	24,999,769	24,999,769
Class C-1 & C-2 preferred stock
$0.00001 par value per share; 11,652,624 shares authorized as of both September 30, 2021 and December 31, 2020; 11,564,263 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	123,566,111	123,566,111
Class C-3 preferred stock
$0.00001 par value per share; 1,692,100 shares authorized as of both September 30, 2021 and December 31, 2020; 589,348 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	5,027,138	7,066,283
Class D preferred stock
$0.00001 par value per share; 11,570,174 shares authorized, issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	119,620,218	119,620,218
Class E preferred stock
$0.00001 par value per share; 6,143,804 and 6,016,811 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 6,016,811 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively	41,925,138	41,925,138
TOTAL CONVERTIBLE PREFERRED STOCK	323,161,613	325,200,758
STOCKHOLDERS' DEFICIT
Common stock	99	99
Common stock, $0.00001 par value per share; 70,000,000 shares authorized as of both September 30, 2021 and December 31, 2020; 10,059,361 and 9,888,776 shares issued and outstanding as of both September 30, 2021 and December 31, 2020, respectively
Additional paid-in capital	10,567,654	6,982,996
Accumulated deficit	(345,726,458)	(315,425,489)
TOTAL STOCKHOLDERS' DEFICIT	(335,158,705)	(308,442,394)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$71,810,102	$59,665,048

See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2021 and 2020 (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$49,010,391	$40,861,101	$132,218,141	$143,926,813
Cost of sales	(36,345,586)	(33,971,100)	(109,505,372)	(124,117,452)
Gross profit	12,664,805	6,890,001	22,712,769	19,809,361
Advertising expense	(5,173,248)	(1,377,010)	(14,617,879)	(2,583,528)
Selling, general, and administrative expense	(12,859,147)	(11,610,341)	(38,904,715)	(37,994,243)
Loss from operations	(5,367,590)	(6,097,350)	(30,809,825)	(20,768,410)
Other income (expense), net	(561,593)	(1,526,906)	508,854	(6,321,833)
Loss before income taxes	(5,929,183)	(7,624,256)	(30,300,971)	(27,090,243)
Income taxes	-	-	-	-
Net loss	$(5,929,183)	$(7,624,256)	$(30,300,971)	$(27,090,243)
Net loss per common share:
Basic net loss per common share	$(0.52)	$(0.90)	$(2.84)	$(2.83)
Diluted net loss per common share	$(0.52)	$(0.90)	$(2.84)	$(2.83)
Weighted average shares outstanding:
Basic	10,011,105	9,842,537	9,953,951	9,836,826
Diluted	10,011,105	9,842,537	9,953,951	9,836,826

See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit
For the Three Months Ended September 30, 2021 and 2020 (Unaudited)

	Total Convertible Preferred Stock		Common		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balances at June 30, 2021	42,383,516	$323,868,831	9,935,635	$99	$9,256,634	$(339,797,276)	$(330,540,543)
Stock-based compensation	-	-	-	-	359,656	-	359,656
Exercises of common stock options	-	-	123,726	-	244,145	-	244,145
Series C-3 preferred stock remeasurement	-	(707,219)	-	-	707,219	-	707,219
Other adjustments	-	1	-	-	-	1	1
Net loss	-	-	-	-	-	(5,929,183)	(5,929,183)
Balances at September 30, 2021	42,383,516	$323,161,613	10,059,361	$99	$10,567,654	$(345,726,458)	$(335,158,705)

Balances at June 30, 2020	42,383,516	$324,310,870	9,835,564	$99	$7,694,585	$(300,454,895)	$(292,760,211)
Stock-based compensation	-	-	-	-	436,823	-	436,823
Exercises of common stock options	-	-	14,600	-	10,238	-	10,238
Stock issuance costs	-	(712,435)	-	-		-	-
Series C-3 preferred stock remeasurement	-	1,255,312	-	-	(1,255,312)	-	(1,255,312)
Other adjustments	-	(3,406)	-	-	3,406	(2)	3,404
Net loss	-	-	-	-	-	(7,624,256)	(7,624,256)
Balances at September 30, 2020	42,383,516	$324,850,341	9,850,164	$99	$6,889,740	$(308,079,153)	$(301,189,314)

See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit
For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)

	Total Convertible Preferred Stock		Common		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balances at December 31, 2020	42,383,516	$325,200,758	9,888,776	$99	$6,982,996	$(315,425,489)	$(308,442,394)
Stock-based compensation	-	-	-	-	1,214,140	-	1,214,140
Exercises of common stock options	-	-	170,585	-	331,373	-	331,373
Series C-3 preferred stock remeasurement	-	(2,039,145)	-	-	2,039,145	-	2,039,145
Other adjustments	-	-	-	-	-	2	2
Net loss	-	-	-	-	-	(30,300,971)	(30,300,971)
Balances at September 30, 2021	42,383,516	$323,161,613	10,059,361	$99	$10,567,654	$(345,726,458)	$(335,158,705)

Balances at December 31, 2019	36,366,705	$282,185,326	9,833,563	$99	$6,045,644	$(280,988,910)	$(274,943,167)
Stock-based compensation	-	-	-	-	1,535,662	-	1,535,662
Exercises of common stock options	-	-	16,601	-	45,242	-	45,242
Issuance of Series E preferred stock for cash	4,233,043	30,000,000	-	-	-	-	-
Issuance of Series E preferred stock for conversion of convertible promissory notes	1,783,768	12,644,170	-	-	-	-	-
Stock issuance costs	-	(715,840)	-	-		-	-
Series C-3 preferred stock remeasurement	-	736,685	-	-	(736,685)	-	(736,685)
Other adjustments	-	-	-	-	(123)		(123)
Net loss	-	-	-	-	-	(27,090,243)	(27,090,243)
Balances at September 30, 2020	42,383,516	$324,850,341	9,850,164	$99	$6,889,740	$(308,079,153)	$(301,189,314)

See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy Inc. d/b/a Boxed
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,300,971)	$(27,090,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,566,344	3,538,866
Stock-based compensation	1,214,140	1,535,662
Bad debt expense/(change in reserve)	(86,688)	125,781
Change in fair value of warrants	(1,470,153)	1,592,955
Change in fair value of embedded derivative	-	4,323,770
Loss on extinguishment of convertible note	-	102,972
Loss on extinguishment of debt	202,723	-
Amortization of debt discount	59,763	-
Other non-cash items	180,902	962,326
Changes in assets and liabilities:
Receivables, net	(1,811,520)	1,706,033
Prepaid and other current assets	(4,257,624)	822,690
Inventories	2,551,119	179,995
Unbilled receivables	(3,680,327)	-
Deferred Revenue	230,638	400,678
Accrued Expenses	1,052,121	681,504
Other current liabilities	909,832	(1,293,469)
Accounts payable	4,961,241	(5,314,709)
Long-term liabilities	(417,215)	614,828
Net cash used in operating activities	(27,095,675)	(17,110,361)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(682,861)	(1,882,610)
Other investing activities	13,378	23,124
Net cash used in investing activities	(669,483)	(1,859,486)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on finance lease obligations	(56,264)	(53,279)
Proceeds from options exercise	331,373	45,242
Proceeds from sale of preferred stock	-	30,000,000
Proceeds from convertible note issuance	-	8,217,304
Preferred stock issuance costs	-	(715,840)
Repayments from borrowing	(7,702,723)	(7,520,000)
Proceeds from borrowing	43,800,226	12,500,000
Debt issuance costs	(669,677)	-
Net cash provided by financing activities	35,702,935	42,473,427
Total change in cash, cash equivalents and restricted cash	7,937,777	23,503,580
CASH, CASH EQUIVALENTS AND RESTRICTED CASH BEGINNING OF PERIOD	30,043,046	12,889,931
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$37,980,823	$36,393,511

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Cash paid for taxes	$16,728	$8,188
Cash paid for interest	$280,990	$318,954

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITES:
Conversion of convertible promissory note to preferred stock	$-	$12,644,170
Deferred transaction costs included in accrued expense & accounts payable	$2,842,998	$-

Cash and cash equivalents at end of period	$35,409,156	$36,393,511
Restricted cash at end of period	2,571,667	-
Cash, cash equivalents and restricted cash at end of period	$37,980,823	$36,393,511

See accompanying notes to the unaudited condensed consolidated financial statements.

Giddy inc. d/b/a Boxed

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND NINE Months ENDED SEPTEMBER 30, 2021 and 2020 (UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description— Giddy Inc. d/b/a Boxed (the “Company”) is an e-commerce retailer and an e-commerce enabler. The Company operates an e-commerce retail (“Retail”) service that provides bulk pantry consumables to businesses and household customers within the continental United States. The Company generates net revenue through direct retail sales of third-party and private-labeled goods, which includes all sales generated primarily through the Company’s website, mobile-optimized website, and mobile applications, and software & services (“Software & Services”) offerings of its enterprise-level e-commerce platform (collectively, “platforms”).

On June 13, 2021, the Company entered into a definitive agreement (“Business Combination Agreement,”) with a wholly owned subsidiary of Seven Oaks Acquisition Corp. (“Seven Oaks”), a special purpose acquisition company (the “SPAC”). Under the Business Combination Agreement, Seven Oaks agreed to acquire all outstanding equity interests of the Company for approximately $550,000,000 in aggregate consideration, the Company’s existing stockholders would receive consideration in the form of shares of common stock of the post-merger company (the consummation of the business combination and the other transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”).

On June 13, 2021, in connection with the execution of the Business Combination Agreement, Seven Oaks entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), in which the PIPE Investors subscribed to purchase an aggregate of 3,250,000 shares of Seven Oaks Class A common stock at $10.00 per share and an aggregate of $87,500,000 in principal amount of convertible notes upon consummation of the Business Combination (collectively, the “PIPE Investment”). The convertible notes will be convertible for shares of common stock at a conversion price of $12.00 per share and will bear interest at 7.00% annually.

On July 19, 2021, Seven Oaks filed a registration statement on Form S-4, as amended (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s Business Combination Agreement between the Company and Seven Oaks. The Registration Statement became effective on November 9, 2021.

On December 7, 2021 Seven Oaks held the Special Meeting of stockholders (the “Special Meeting”), at which the Seven Oaks stockholders considered and adopted, among other matters, a proposal to approve the Business Combination.

On December 8, 2021, the parties consummated the Business Combination and the PIPE Investment. In connection with the closing of the Business Combination (the “Closing”), Seven Oaks changed its name from Seven Oaks Acquisition Corp. to Boxed, Inc. The Business Combination has been accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer. See Note 16 for further information.

Principles of Consolidation— The accompanying condensed consolidated financial statements of Giddy Inc. d/b/a Boxed include its wholly owned subsidiaries, Jubilant LLC and Ashbrook Commerce Solutions LLC, because these entities are all under common control and common management. Any intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation— The accompanying condensed consolidated financial statements of Giddy Inc. d/b/a Boxed are unaudited and, in the opinion of management, reflect all normal recurring adjustments considered necessary for a fair statement of the Company’s condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") and pursuant to the accounting and disclosure rules and regulations of the SEC. They do not include all information and notes required by U.S. GAAP for annual financial statements.

The unaudited results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of future results or results to be expected for the full fiscal year ended December 31, 2021.

These unaudited condensed consolidated financial statements, including the Company’s significant accounting policies, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020 and related notes thereto included in the Registration Statement.

Considerations Related to COVID-19 - The ongoing spread of COVID-19 throughout the United States and internationally, as well as measures implemented by government authorities to minimize transmission of the virus have had, and continue to have, negative and positive implications for the Company’s business. Though many areas have begun relaxing such restrictions, varying levels of restrictions remain and may be increased, particularly in light of the proliferation of the Delta and Omicron variants.

In the preparation of these condensed consolidated financial statements and related disclosures we have assessed the impact that COVID-19 has had on the Company’s estimates, assumptions, forecasts, and accounting policies and made additional disclosures, as necessary. As COVID-19 and its impacts are unprecedented and ever evolving, future events and effects related to the pandemic cannot be determined with precision and actual results could significantly differ from estimates or forecasts.

Going Concern, Liquidity and Management’s Plan—As an emerging growth enterprise, the Company’s strategy is to fund growth primarily through the investment of capital at the expense of short-term profitability. As a result, the Company relies on private investors and lenders to fund its growth strategy. As of September 30, 2021, the Company had total cash and cash equivalents of $35,409,156 and an accumulated deficit, which is attributed to the recurring losses the Company has incurred since inception as a result of its intended growth strategy. In this regard, the Company’s net loss and net cash used in operating activities amounted to $(30,300,971) and $(27,095,675) respectively, for the nine months ended September 30, 2021.

To date, the Company has raised a substantial amount of capital from outside investors and lenders through the issuance of stock, term loans, and revolving credit facilities and expects this reliance to continue for the foreseeable future. However, as of September 30, 2021, the Company had no additional capital available for borrowing and no firm commitment from current or prospective investors to provide the Company additional capital to fund operations in the foreseeable future. While management believes the Company will be able to obtain additional capital, no assurance can be provided that such capital will be obtained or on terms that are acceptable to the Company. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern, which may require the Company to seek other strategic alternatives such as a further reduction in the Company’s current cost structure, or a recapitalization of the Company’s balance sheet and related debt and equity if management’s plans to alleviate these uncertainties are not successful. Notwithstanding the foregoing, the Company believes the net proceeds it received from the Business Combination and the PIPE Investment upon the Closing will help support funding of its future operations. The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going-concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Estimates— The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the condensed consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, income taxes, revenue deferrals, the fair value of stock options, and the fair value of common and preferred stock warrants. On a regular basis, management reviews its estimates utilizing currently available information, changes in fact and circumstances, historical experience, and reasonable assumptions. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates may become more challenging, and actual results could differ materially from these estimates.

Segment Information—The Company manages and reports its operating results through two reportable segments defined by its products and services: Retail and Software & Services. See Note 15 for Segment Reporting for the three and nine months ended September 30, 2021 and 2020.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity (at the date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

Accounts Receivable, Net—Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company estimates that the allowance for doubtful accounts based on historical losses, existing economic conditions, and other information available at the balance sheet date. Uncollectable accounts are written off against the allowance after all collection efforts have been exhausted.

Accounts receivable includes $1,273,269 and $1,021,506 of credit card receivables at September 30, 2021 and December 31, 2020, respectively. The Company has recorded an allowance of $143,296 and $205,384 as of September 30, 2021 and December 31, 2020, respectively.

Fair Value of Financial Instruments—Assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The three levels of inputs used to measure fair value are as follows:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable or can be corroborated by observable market data for substantially the full-term of the asset or liability.

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the asset of liability.

The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Concentrations of Risk—Certain financial instruments potentially subject us to concentrations of credit risk. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, and accounts receivable. The Company’s cash balances are primarily on deposit at high credit quality financial institutions. The cash balances in all accounts held at financial institutions are insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC”) through September 30, 2021. At times, cash balances may exceed federally insured amounts and potentially subject the Company to a concentration of credit risk. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The risk with respect to accounts receivable is managed by the Company through its policy of monitoring the creditworthiness of its customers to which it grants credit terms in the normal course of business. As of September 30, 2021 and December 31, 2020, one third-party seller accounted for approximately 40.2% and 54.3% of the Company’s outstanding receivables, respectively.

Leases—The Company leases its office facilities and fulfillment centers under operating lease agreements. Rent expense under the Company’s operating leases typically provide for fixed, non-contingent rent escalations. Rent expense is recognized on a straight-line basis over the non-cancellable term of each underlying lease. The Company also receives landlord contributions related to certain lease agreements that are recognized as deferred rent on the condensed consolidated balance sheet and treated as reductions of rental expense on a straight-line basis over the term of the lease. The lease term begins on the date the Company becomes legally obligated for the rent payments or when it takes possession of the leased space, whichever is earlier.

Inventories—Inventories consisting of finished goods are stated at the lower of cost or net realizable value. Inventory costs are determined using the first in, first out method. Inventory costs include price reductions and allowances offered by vendors.

Property and Equipment, Net—Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, which range from 3–7 years (see table below). Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases. Improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred.

Estimated Useful Lives
Leasehold improvements	7 years
Warehouse equipment	5 years
Computers and small tools	3 years
Furniture and fixtures	7 years
Capital lease assets	7 years
Software development	4 years

Software Development Costs—The Company classifies software development costs as either internal use software or external use software. The Company accounts for costs incurred to develop internal use software in accordance with ASC 350-40, Internal Use Software. Consequently, the Company capitalizes certain external costs and internal labor-related costs associated with the development of its platforms and internal-use software products after the preliminary project stage is complete and until the software is ready for its intended use. Costs incurred in the preliminary stages of development, after the software is ready for its intended use and for maintenance of internal-use software are expensed as incurred. Upgrades and enhancements are capitalized to the extent they will result in added functionality. Capitalized software costs are included in property and equipment—net within the condensed consolidated balance sheet and are amortized over the remaining useful life of four years.

In accordance with ASC 985-20, Costs of Software to be Sold, Leased or Marketed, the software development costs incurred in the research and development of software products or the software component of products to be sold, leased, or marketed to external users are expensed as incurred until technological feasibility has been established. Technological feasibility is established upon the completion of a working model. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured. Software development costs are stated at the lower of unamortized cost or net realizable value. Net realizable value for each software product is assessed based on anticipated profitability applicable to revenues of the related product in future periods. Amortization of capitalized software costs begins when the related product is available for general release to customers and is provided for using the straight-line method over the estimated life of the respective product. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented in this report.

Impairment of Long-Lived Assets—The Company periodically evaluates the need to recognize impairment losses relating to long-lived assets in accordance ASC 360, Property, Plant, and Equipment. Long-lived assets are evaluated for recoverability whenever events or circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, the Company estimates the future cash flows, on an undiscounted basis, expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company would write the asset down to fair value and record an impairment charge accordingly. As of September 30, 2021 and December 31, 2020, there were no such events or circumstances that indicate a need for such evaluation.

Debt– The Company defers costs directly associated with acquiring third-party financing. Debt issuance costs related to the term loans are recorded as a direct deduction from the carrying amount of the debt and debt issuance costs associated with the Credit Agreement (as defined in Note 5). Debt issuance costs were $669,677 for the three and nine months ended September 30, 2021. Debt issuance costs prior to September 30, 2021 have historically been immaterial. Interest expense was $766,373 and $115,107 for the three months ended September 30, 2021 and 2020, respectively, and $975,648 and $321,807 for the nine months ended September 30, 2021 and 2020, respectively.

Equity– The Company’s equity structure consists of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock. The Company analyzed the relevant provisions of ASC 480, Distinguishing Liabilities from Equity, and determined the preferred shares should be recognized as temporary equity. Refer to Note 10.

Employee Benefit Plan—The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There were no employer contributions under this plan for the nine months ended September 30, 2021 and 2020.

Stock-Based Compensation—The Company measures and records the expense related to stock-based awards based upon the fair value at the date of grant.

Stock-based compensation awards are recorded in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees to be recognized as expenses in the condensed consolidated statements of operations based on their grant date fair values. The Company has granted stock options and restricted stock awards. Restricted stock awards are determined based on the fair market value of the common stock on the date of the grant.

The Company estimated the grant date fair value of each common stock option using the Black-Scholes option-pricing model. The fair value of restricted stock and restricted stock awards on the date of the grant was determined by the Board of Directors. The use of the Black-Scholes option-pricing model required management to make the following assumptions:

Expected Volatility—The Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term— Derived from the life of the options granted under the option plan and is based on the simplified method which is essentially the weighted average of the vesting period and contractual term.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Because the Company’s common stock has not been publicly traded prior to the consummation of the Business Combination, the Company estimates the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

Net Loss Per Share—Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the convertible preferred stock, common stock warrants, preferred stock warrants, and common stock options outstanding are considered to be potentially dilutive securities. Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities as the convertible preferred stock are considered to be participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. Accordingly, the Company’s net loss is attributed entirely to common stockholders. As the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Income Taxes—In accordance with ASC 740, Income Taxes, the Company applies the guidance accounting for uncertainty in income taxes, which prescribes a recognition threshold and a measurement attribute for the balance sheet recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination be taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Revenue Recognition—In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. Adoption of ASC 606 did not impact the timing of revenue recognition in the Company’s financial statements. The Company elects to apply the practical expedient to forego the disclosure of revenue related to performance obligations that are part of a contract whose original expected duration is less than one year. This practical expedient applies to all revenue streams except software license revenue, as the term of software is greater than one year. For software license revenue, revenue allocated to the remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $6,883,878 and $1,163,226 as of September 30, 2021 for implementation fees and maintenance fees for the remainder of the initial contract term of five years, respectively. Based on the terms of the contract and an initial go-live date in the third quarter of 2021, the Company recognized $10,500,000 in floor license fees during the three months ended September 30, 2021. The Company expects to recognize approximately $6,883,878 and $240,000 in implementation and maintenance fees, respectively, over the next 12 months.

(a)	Retail Revenue—The Company’s Retail revenue is generated from following revenue streams:

Merchandise Sales--The Company offers merchandise in the following core merchandise categories: grocery, snacks, beverages, and household and cleaning products. Revenue generated through the Company’s e-commerce platform is recognized when control of the goods ordered are transferred to the customer, which generally occurs upon delivery to the customer. Deferred revenue consists of payments received from customers for goods not yet shipped by the end of the period. As the shipments in-transit represent unsatisfied performance obligations, the revenue is deferred until delivery to the customer is complete.

Subscription Sales- The Company charges a membership fee to customers who sign up for the Company’s Boxed Up program. That fee allows customers to earn cash back on every purchase, access to exclusive discounts, and free shipping over a minimum order amount. The duration of the membership is generally 12 months. Because the Company has the obligation to provide access to its website for the duration of the membership term, the Company recognizes membership fees on a straight-line basis over the life of the membership. The Company’s deferred revenue related to membership fees was $790,083 and $728,207 as of September 30, 2021 and December 31, 2020, respectively.

Outbound Delivery Fees - Outbound delivery fees are included in customer billing and are recorded as revenue as control of the product is transferred to customers upon delivery. Delivery charges to customers were $341,589 and $995,608 for the three months ended September 30, 2021 and 2020, respectively, and $1,169,475 and $2,796,294 for the nine months ended September 30, 2021 and 2020, respectively. Outbound delivery fees are included in net revenue in the condensed consolidated statement of operations.

Marketing Fees - The Company provides a mix of marketing services to merchants. The Company provides merchants access to its e-commerce platform where merchants display and sell their products to users. The Company also provides advertising services to help merchants promote their products within the Company’s platform. The Company recognizes revenue when a user’s order is processed, and the related order information has been made available to the merchant. Revenue from marketing fees charged to vendors and partners were $365,741 and $364,071 for the three months ended September 30, 2021 and 2020, respectively, and $1,109,990 and $1,110,306 for the nine months ended September 30, 2021 and 2020, respectively. Marketing fees are included in net revenue in the condensed consolidated statement of operations.

Returns and Refunds— The Company’s contracts with customers are generally sold with a right of return. Historically the returns have been immaterial and recognized in the period which the products are returned.

Sales Tax Collected—In the ordinary course of business, the Company collects sales tax on items purchased by its customers that are taxable in the jurisdictions when the purchases take place. These taxes are then remitted to the appropriate taxing authority. The Company excludes these taxes collected from net revenue in its financial statements.

(b)	Software & Services Revenue—The Company’s Software & Services revenue is generated from its software licensing arrangements.

Software License Revenue— The Company generates revenue through software license agreements. These agreements allow the customers the Company engages with to take possession of the software for usage of the Company’s IP, and host that software in an on-premise, or cloud-based infrastructure environment, at the customer’s election. A software license contract with multiple performance obligations typically includes the following elements: implementation services, software license, training services, and maintenance and support services. The total transaction price of a software license contract includes a fixed fee and may include forms of variable consideration, such as platform usage fees. Revenue is recognized as the performance obligations are satisfied. Specifically, implementation revenue is recognized over time utilizing the input method, based on a cost-to-cost analysis; software license revenue is recognized at the point in time at the go-live date of the software and upon settlement of variable fees, accounted using the sales-based royalty exception; training revenue is recognized when the training is delivered to the customer without regard to a detailed evaluation of the point in time criteria due to the short-term nature of the training services (completed within the same quarterly reporting period); and maintenance and support revenue is recognized over time on a straight-line basis over the contract period. For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices using a cost plus a margin approach. The total transaction price for the Company's current contract related to software license revenue includes fixed and variable consideration.

(c)	Contract Assets and Liabilities

The difference in the opening and closing balances of the Company’s contract assets (unbilled receivables) and contract liabilities (deferred revenue) results from the timing differences between the Company’s performance and the customer’s payments. The Company fulfills its obligations under contracts with customers by transferring goods and services in exchange for consideration from the customer. The Company recognizes a contract asset when it transfers products or services to a customer for which the billings will occur in a future period. As of September 30, 2021, the Company recognized unbilled receivables related to its software licensing agreement under its Software & Services segment. The Company recognizes a contract liability when consideration is received from customers in advance of revenue recognition as described within the revenue streams above.

The following table represents a roll-forward of unbilled receivables and deferred revenue:

	September 30,	December 31,
	2021	2020
Contract assets (unbilled receivables)	$3,680,327	$-
Contract liabilities (deferred revenue)	$2,666,547	$2,435,909

The unbilled receivables and deferred revenue for the Company’s Software & Services segment are presented net at the contract level. The remaining deferred revenue that is presented separately on the Company’s condensed consolidated balance sheet as of September 30, 2021 is related to the Company’s Retail segment.

The increase in unbilled receivables as of September 30, 2021 is driven by the Company’s first software licensing agreement, signed in the first quarter of 2021. The unbilled receivables balance is attributable to the satisfaction of certain performance obligations for which billings were not yet invoiced as of September 30, 2021, partially offset by an increase in new billings for other certain performance obligations that were not yet satisfied.

(d)	Revenue Disaggregation

Revenue Disaggregation - The Company had total net revenues of $49,010,391 and $40,861,101 for the three months ended September 30, 2021 and 2020, respectively, and $132,218,141 and $143,926,813 for the nine months ended September 30, 2021 and 2020, respectively. The Company manages and reports its operating results through two reportable segments defined by its products and services: Retail and Software & Services. The Company’s Retail operations represent the majority of all its condensed consolidated total revenues.

The following table summarizes the Company's net Retail revenue disaggregated by sales channel as well as its Software & Services revenue:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Direct Sales(1)	$33,616,439	$40,861,101	$103,709,366	$136,784,032
Channel Sales(2)	4,570,219	-	13,543,942	7,142,781
Software & Services(3)	10,823,733	-	14,964,833	-

(1) Direct Sales includes retail direct to consumer sales on the Company's e-commerce platform.

(2) Channel Sales includes retail sales on other third-party platforms. For the three months ended September 30, 2020, Channel sales were temporarily suspended due to COVID-19 demand from direct sales.

(3) Software & Services includes revenue generated from software licensing agreements (Note 1).

Other Income (Expense), Net—Other income (expense), net, consists primarily of gains (losses) resulting from fair value valuations and adjustments on the convertible notes and liability-classified warrants.

Customer Incentives—The Company offers its customers various sales incentives including sales discounts, loyalty rewards, and free items with purchases. The Company records a reduction of net revenue at the time the discount is taken and at the time loyalty rewards are earned. Historically loyalty rewards have been immaterial to the Company.

Vendor Rebates—The Company has agreements with its suppliers to receive funds for promotions, volume rebates, and marketing. Amounts earned and due from suppliers under these agreements are included in prepaid expenses and other current assets in the condensed consolidated balance sheet. Vendor rebates received by the Company reduce the carrying cost of inventory and are recognized in cost of sales in the condensed consolidated statements of operations when the related inventory is sold.

Cost of Sales—Cost of goods sold consists of the costs of merchandise, expenses for shipping to and from clients and inbound freight, inventory write-offs and changes in the Company’s inventory reserve, payment processing fees, and packaging materials costs, offset by vendor funded promotions and various vendor allowances.

Delivery Costs—Outbound shipping and handling costs incurred to deliver merchandise to customers amounted to $6,767,462 and $5,413,227 for the three months ended September 30, 2021 and 2020, respectively, and $20,063,356 and $19,287,399 for the nine months ended September 30, 2021 and 2020, respectively. The delivery costs are included in cost of sales in the condensed consolidated statements of operations.

Selling, General and Administrative Expense- Selling, general and administrative expense consists primarily of salaries and benefits for warehouse employees as well as all regional and home office employees, including buying personnel. Selling, general and administrative expenses also include substantially all building and equipment depreciation, research and development expense, bank service charges, utilities, as well as other operating costs incurred to support e-commerce website operations. In accordance with ASC 730-10-25, Research and Development, research and development costs are charged to expense as and when incurred in the development of software products to be sold, leased, or marketed to external parties. Research and development expense incurred was $547,100 and $661,434 for the three months ended September 30, 2021 and 2020, respectively, and $1,357,903 and $1,824,174 for the nine months ended September 30, 2021 and 2020, respectively.

Advertising Expense—The Company expenses advertising as incurred. Advertising expense was $5,173,248 and $1,377,010 for the three months ended September 30, 2021 and 2020, respectively, and $14,617,879 and $2,583,528 for the nine months ended September 30, 2021 and 2020, respectively. These costs are included in advertising expense in the condensed consolidated statements of operations. Included in prepaid expenses and other current assets in the condensed consolidated balance sheets as of September 30, 2021 and December 31, 2020 are prepayments for future advertising expenses of approximately $602,793 and $9,192, respectively.

Transaction Costs—The Company applies the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering.” The Company incurred $929,152 and $3,840,227 for the three and nine months ended September 30, 2021, respectively, in advisory, legal, accounting and management fees in conjunction with the pending Business Combination detailed above, which are included in selling, general and administrative expenses on the condensed consolidated statement of operations. Direct and specific incremental transaction costs related to the pending Business Combination that would not otherwise have been incurred will be treated as a reduction of the cash proceeds and deducted from the Company’s additional paid-in capital upon consummation of the Business Combination. Accordingly, $2,842,998 was deferred related to equity issuance costs as of September 30, 2021.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements- The accounting pronouncements the Company adopted are set forth in its audited financial statements for fiscal year 2020. There have been no material changes to these accounting pronouncements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity's Own Equity (Subtopic 815-40)—Accounting For Convertible Instruments and Contracts in an Entity's Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The Company early adopted this standard in the first quarter of 2021, effective as of January 1, 2021, on a modified retrospective basis. The effect of this standard was not material to the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for stock-based payments granted to nonemployees for goods and services. This guidance will better align the treatment of stock-based payments to nonemployees with the requirements for such stock-based payments granted to employees. The new standard is effective for fiscal years beginning after December 15, 2019 for private companies, including interim periods within such fiscal year. The company has adopted this standard effective January 1, 2020 in the preparation of its condensed consolidated financials statements. The impact of adopting this pronouncement did not have a material impact on the Company's condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the existing disclosure requirements for fair value measurements in Topic 820. The new disclosure requirements include disclosure related to changes in unrealized gains or losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of each reporting period and the explicit requirement to disclose the range and weighted-average of significant unobservable inputs used for Level 3 fair value measurements. The other provisions of ASU 2018-13 include eliminated and modified disclosure requirements. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU 2018-13 and delay adoption of the additional disclosures until their effective date. For all entities, this guidance is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The guidance was adopted effective January 1, 2020 and did not have a material impact on the Company's condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments. ASU 2016-13 will replace the current "incurred loss" model with an "expected loss" model. Under the "incurred loss" model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been "incurred"). Under the "expected loss" model, an entity will recognize a loss (or allowance) upon initial recognition of the asset that reflects all future events that will lead to a loss being realized, regardless of whether it is probable that the future event will occur. The "incurred loss" model considers past events and current conditions, while the "expected loss" model includes expectations for the future which have yet to occur. ASU 2016-13 is effective for private companies beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of the new standard on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 35-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the accounting for implementation costs incurred in a hosting arrangement that does not include a license to internal-use software (a cloud computing arrangement) with one that does. The new standard is effective for fiscal years beginning after December 15, 2020 for private companies, and interim periods within fiscal years beginning after December 15, 2021. The Company does not believe the adoption of this ASU will have a material impact on its condensed consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company's condensed consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements but believes that there will be right of use assets and lease liabilities recognized on the Company’s condensed consolidated balance sheet and an immaterial impact on the Company’s condensed consolidated statement of operations.

2.	Property and equipment—

Property and equipment—net consist of the following at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Leasehold improvements	$8,169,715	$8,147,638
Warehouse equipment	2,316,665	2,192,471
Computers and small tools	1,262,399	1,061,177
Furniture and fixtures	85,480	95,064
Software development	13,938,207	13,608,520
Work in progress	188,221	359,992
	25,960,687	25,464,862
Less: Accumulated depreciation and amortization	(18,611,926)	(15,053,466)
Property and equipment, net	$7,348,761	$10,411,396

The Company recorded depreciation and amortization expense of $1,102,187 and $1,247,105 for the three months ended September 30, 2021 and 2020, respectively, of which $376,212 and $519,339 related to software development costs, respectively. The Company recorded depreciation and amortization expense of $3,566,344 and $3,538,866 for the nine months ended September 30, 2021 and 2020, respectively, of which $1,369,478 and $1,570,456, related to software development costs, respectively.

3.	PREPAID EXPENSES and OTHER CURRENT ASSETS

As of September 30, 2021 and December 31, 2020, the major components of prepaid expenses and other current assets consisted of the following:

	September 30, 2021	December 31, 2020
Deferred transaction costs	$2,842,998	$-
Vendor funds receivable	1,028,253	866,276
Other prepaid expenses	1,949,091	765,677
Other receivables	569,177	499,942
Total	$6,389,519	$2,131,895

4.	Other Current Liabilities

As of September 30, 2021 and December 31, 2020, the major components of other current liabilities consisted of the following:

	September 30, 2021	December 31, 2020
Credit card payable	$10,820,375	$10,473,079
Accrued sales tax payable	1,881,232	1,845,831
Deferred rent – short term	494,121	622,940
Credits liability	632,625	633,287
Other accrued liabilities	2,039,540	1,382,927
Total	$15,867,893	$14,958,064

5.	Debt

As of September 30, 2021 and December 31, 2020, there was $43,190,312 and $7,500,000 outstanding on term loans, respectively, of which $0 and $3,750,000 was classified as current, respectively. The estimated fair value of long-term term debt approximated its carrying value as of these reporting dates.

	September 30, 2021	December 31, 2020
Term Loan, matures August 2025	$43,190,312	$-
7th Amendment Term Loan, matures December 2022	-	7,500,000
Total Term Debt	43,190,312	7,500,000
Less: Current Portion	-	(3,750,000)
Long-term term Loan	$43,190,312	$3,750,000

Aggregate principal maturities of debt as of September 30, 2021 are as follows:

September 30, 2021
2021	$-
2022	-
2023	-
2024	-
2025	43,190,312
Total	$43,190,312

On August 4, 2021, the Company entered into a new term loan agreement (“the New Term Loan”). The New Term Loan will provide the Company with $45,000,000 at a floating per annum rate of LIBOR plus 8.5%, with a maturity date of August 4, 2025. Should LIBOR no longer be published, the agreement provides for an alternative rate of interest based on the per annum rate equal to the greatest of the Prime Rate or the Federal Funds Effective Rate plus ½ of 1% in effect on such day. The agreement provides the lender with a first priority security interest in all of the Company’s assets and contains a certain number of financial covenants, which requires us to (i) maintain minimum unrestricted cash balance of $15,000,000, (ii) maintain minimum net Retail revenue based upon agreed upon quarterly targets, and (iii) maintain a Retail gross margin percentage of at least 8%. These net Retail revenue and Retail gross margin targets are tested quarterly on a trailing twelve-month basis. The agreement also includes other affirmative and negative covenants, which, among other things, restricts the Company’s ability to pay dividends or make any distributions, incur indebtedness, incur liens, and sell substantially all of its assets. The agreement also subjects the Company to certain reporting covenants. The Company is required to provide monthly, quarterly and annual financial statements, operating budget and metrics, and other financial information as requested. Also in connection with the New Term Loan, the Company issued 126,993 warrants to purchase price stock at an exercise price of $7.0871, which expire on April 4, 2031. A portion of the proceeds from the New Term Loan was first allocated to the warrants in an amount equal to the fair value of the warrants on the date of issuance and the remainder of the proceeds were allocated to debt. These warrants were recorded as a liability and will automatically be deemed to be cashless exercised immediately prior to and contingent upon the consummation of the Business Combination. Refer to Note 9 for further details regarding the Company’s warrants.

Further, on August 4, 2021, the Company repaid the outstanding principal balance of the Seventh Amendment of its existing term loan and security agreement (the “Credit Agreement”) of $5,000,000 and recognized a loss on extinguishment of debt in the amount of $202,723. In connection with the loan repayment, the Company’s letter of credit was modified and the Company is now required to maintain cash collateral for the outstanding letters of credit. As a result, the cash collateral related to the outstanding letters of credit are segregated in restricted cash accounts as of September 30, 2021. Refer to the Notes to the Annual Report for further detail on the Seventh Amendment and corresponding Credit Agreement.

As of both September 30, 2021 and December 31, 2020, the Company had approximately $2,571,667 of letters of credit issued, of which none were drawn.

6.	Notes payable

On May 15, 2020, May 26, 2020 and May 29, 2020, the Company issued Subordinated Convertible Promissory Notes (each, a “Note”) in an aggregate principal amount of $8,215,000 pursuant to the Note Purchase Agreement, dated May 15 2020, by and among the Company and the noteholders. The maturity date of the Notes is the earlier of (a) two years from the Note issuance; (b) upon acceleration due to an Event of Default; and (c) upon conversion of the Notes in connection with the Company raising equity proceeds of $25,000,000 or more inclusive of the principal amount of the Notes. The Notes accrue .25% simple interest per annum (the short-term AFR fixed on the respective Note issuance date). The Notes converted into Series E-2 preferred stock as a result of the Series E raise in June 2020.

In accordance with ASC 815-15-25 the conversion feature of the Promissory Note was considered an embedded derivative instrument that required bifurcation and separate accounting. The feature was recorded at its fair value at issuance date and separated from the underlying note value. The Promissory Note was converted in the same quarter as issuance. Upon conversion, the Company performed a final valuation of the embedded derivative’s fair value which resulted in a loss of $4,323,770 which was recorded in other income (expense), net. The fair market value of the derivative was calculated using a discounted cash flow model, which utilized the original implied discount rate and an adjustment for a change in the market spread. Additionally, the Promissory Note and bifurcated derivative were removed at the carrying amounts, with the difference in the then-current fair value of the shares issued of $102,972 being recorded as a loss on extinguishment within other income (expense), net. There was no impact on the condensed consolidated balance sheet as the issuance and conversion of the note occurred within the same quarter of 2020.

7.	INCOME TAXES

The Company has an effective tax rate of 0.00% and 0.00% for the three and nine months ended September 30, 2021 and 2020, respectively.

The Company has evaluated the available evidence supporting the realization of its deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that its net deferred tax assets will not be realized. Due to uncertainties surrounding the realization of the deferred tax assets, the Company maintains a full valuation allowance against substantially all of its net deferred tax assets. When the Company determines that it will be able to realize some portion or all of its deferred tax assets, an adjustment to its valuation allowance on its deferred tax assets would have the effect of increasing net income in the period such determination is made.

The Company has applied ASC 740, Income Taxes, and has determined that it has an uncertain position that resulted in a tax reserve of $1,348,904 for each of the three and nine months ended September 30, 2021 and 2020. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company is subject to U.S. federal and state authority examinations.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company maintains its principal offices in New York City, New York and maintains fulfillment centers and office space in various locations throughout the United States.

The Company expensed $824,300 and $800,577 in rent related to leases for the three months ended September 30, 2021 and 2020, respectively, and $2,425,454 and $2,401,732 for the nine months ended September 30, 2021 and 2020, respectively, which is included in Selling, General, and Administrative Expenses in the accompanying condensed consolidated statements of operations.

Sales or Other Similar Taxes—Based on the location of the Company’s current operations, sales tax is collected and remitted. To date, the Company has had no actual or threatened sales and use tax claims from any state where it does not already claim nexus or any state where it sold products prior to claiming nexus. However, the Company believes that the likelihood of incurring a liability as a result of sales tax nexus being asserted by certain states where it sold products prior to claiming nexus is reasonably possible. As of September 30, 2021 and December 31, 2020, the Company estimates that the potential liability is approximately $1,348,904. All periods have been recorded as an accrued liability. Although it is reasonably possible that a change in this estimate will occur in the near term, the Company believes this is the best estimate of an amount due to taxing agencies, given that such a potential loss is an unasserted liability that would be contested and subject to negotiation between the Company and the respective state, or decided by a court.

Legal Proceedings—The Company is not currently subject to any legal proceedings or currently aware of any claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company’s financial position as of September 30, 2021 and December 31, 2020.

Service Agreements— On June 13, 2021, the Company executed a Master Subscription Agreement with Palantir Technologies Inc. (“Palantir”) under which it will pay $20,000,000 over five years for access to Palantir’s Foundry software platform and related services for advanced data management and analytics to be used for the Company’s strategic initiatives. In exchange for this agreement, Palantir agreed to purchase, and the Company agreed to sell to Palantir, an aggregate of 2,000,000 shares of Seven Oaks Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000, in connection with the PIPE Investment. On December 8, 2021, upon the Closing (as discussed in Note 1), $15,000,000 of the $20,000,000 will be paid to Palantir under the Master Subscription Agreement thirty days after Closing.

The Company received access to Palantir’s Foundry software platform on June 25, 2021, however, payment on the agreement is not due until thirty days following the consummation of the Business Combination and the Company can cancel the agreement without making any payments if the Business Combination is not consummated.

9.	WARRANTS

Common Stock Warrants—In connection with the Credit Agreement and subsequent amendments (as discussed in Note 5), the Company issued 37,607 warrants to purchase common stock. As of September 30, 2021 and December 31, 2020, there were 37,607 warrants to purchase common stock outstanding, respectively, with accrued values of $148,129 and $49,863, respectively. These warrants are exercisable at any time at the option of the holder until the ten year anniversary of the dates of issuance. These warrants are classified as liabilities and changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each relevant period. As a result of the change in fair value of these warrants, as of the three months ended September 30, 2021 and 2020, $1,764 and $3,137 were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations. As a result of the change in fair value of these warrants, as of the nine months ended September 30, 2021 and 2020, ($98,266) and $3,137 were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations.

The estimated fair value of these common stock warrants as of September 30, 2021 and December 31, 2020 is determined using Level 3 inputs and assumptions within the Black-Scholes pricing model. The key assumptions used in the Black-Scholes model were as follows:

	September 30, 2021	December 31, 2020
Expected volatility	20.5%	57.0%
Expected term (in years)	0.25	1.0
Risk free interest rate	0.1%	1.7%
Expected dividend yield	0.0%	0.0%

Series E-1 Preferred Warrants—In connection with the Company’s term loan agreement, signed on August 4, 2021 (as discussed in Note 5), the Company issued warrants to purchase 126,993 shares of Series E-1 preferred stock at a price of $7.0871 per share. These warrants are exercisable at any time at the option of the holder. In accordance with FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of these warrants is classified as a liability on the Company’s condensed consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. The fair value of the Series E-1 Preferred Warrants as of the grant date was recorded as a discount to the August 4, 2021 term loan debt. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each subsequent period. These warrants expire ten years after the issuance date. These warrants will automatically be deemed to be cashless exercised immediately prior to and contingent upon the consummation of the Business Combination.

At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series E-1 Preferred Warrants. As of September 30, 2021, and in conjunction with the pending Business Combination (See Note 1), the model was used to determine the fair value of the Series E-1 Preferred Warrants under both a “business combination” and “stay private” scenario. While the most significant factor utilized to determine the fair value under both scenarios is the volatility, each scenario has different volatility drivers, which are captured with different market data. With respect to the “business combination” scenario, the primary driver for change in fair value are the changes in the acquiring SPAC share price. Therefore, the key factor used in determining fair value is the volatility of the SPAC, which can be implied from the SPAC’s traded warrants. For the “stay private” scenario, changes in fair value are primarily driven by changes in the overall business value, which is steered by the Company’s overall business risk. The key factor for the “stay private” scenario is therefore the volatility of publicly traded peer companies.

There were 126,993 warrants to purchase Series E-1 preferred stock outstanding as of September 30, 2021. The accrued value of these warrants as of September 30, 2021 was $253,985. As a result of the change in fair value of these warrants as of the three and nine months ended September 30, 2021, ($1,270) was recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations and ($252,715) was recorded on the balance sheet as a discount to the term loan debt discussed above.

	Scenarios as of September 30, 2021
		Business
	Stay Private	Combination	December 31, 2020
Expected Volatility	60.0%	20.5%	0.0%
Expected term (in years)	1.25	0.25	-
Risk free interest rate	0.1%	0.1%	0.0%

Series C-1 Preferred Warrants—In connection with a sale leaseback agreement the Company entered into in December 2016, the Company issued warrants to purchase 88,361 shares of series C-1 preferred stock at a price of $10.88 per share. These warrants are exercisable at any time at the option of the holder until the earlier of six years after the termination of the lease or the ten year anniversary of the date of issuance. In accordance with ASC 480, the fair value of these warrants is classified as a liability on the Company’s condensed consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. The fair value as of the grant date was recorded as a discount to the capital lease principle. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each subsequent period. These warrants expire six years after the expiration or termination of the lease in accordance with its terms or any renewal thereof, but no later than ten years after the issuance date.

At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series C-1 Preferred Warrants. As of September 30, 2021, and in conjunction with the pending Business Combination (See Note 1), the model was used to determine the fair value of the Series C-1 Preferred Warrants under both a “business combination” and “stay private” scenario. While the most significant factor utilized to determine the fair value under both scenarios is the volatility, each scenario has different volatility drivers, which are captured with different market data. With respect to the “business combination” scenario, the primary driver for change in fair value are the changes in the acquiring SPAC share price. Therefore, the key factor used in determining fair value is the volatility of the SPAC, which can be implied from the SPAC’s traded warrants. For the “stay private” scenario, changes in fair value are primarily driven by changes in the overall business value, which is steered by the Company’s overall business risk. The key factor for the “stay private” scenario is therefore the volatility of publicly traded peer companies.

For periods prior to the Business Combination announcement, there was no change in the method of calculation or calculation scenarios. The following table presents the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants under all scenarios:

	Scenarios as of September 30, 2021
		Business
	Stay Private	Combination	December 31, 2020
Expected Volatility	60.0%	20.5%	60.0%
Expected term (in years)	1.25	0.25	1.0
Risk free interest rate	0.1%	0.1%	0.1%

There were 88,361 warrants to purchase Series C-1 preferred stock outstanding as of both September 30, 2021 and Decembers 31, 2020, respectively. The accrued value of these warrants as of September 30, 2021 and December 31, 2020 was $18,556 and $153,748, respectively. As a result of the change in fair value of these warrants, as of the three months ended September 30, 2021 and 2020, $31,368 and ($101,615) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations. As of the result of the change in fair value of these warrants, as of the nine months ended September 30, 2021 and 2020, $135,192 and ($118,404) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations.

Series C-3 Preferred Warrants—In April 2016, in conjunction with a general marketing agreement, the Company issued a warrant to purchase shares up to 1,102,752 shares of series C-3 preferred stock to a strategic partner at a price of $10.88 per share. The number of exercisable shares is dependent upon performance conditions. The warrant is exercisable upon vesting through completion of marketing milestones. In accordance with ASC 480, the fair value of these warrants are classified as a liability on the Company’s condensed consolidated balance sheet as the warrant terms include a conditional redemption feature through which the holders may participate in a deemed liquidation event when holders of common stock may not. Therefore, as the performance conditions are met, the warrants will be recorded as a liability in the condensed consolidated balance sheets and as marketing expense in the condensed consolidated statements of operations. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s condensed consolidated statements of operations in each subsequent period. As of September 30, 2021, all warrants to purchase 1,102,752 shares have vested, resulting in marketing expenses recorded in prior years. These warrants expire on the later of the date that is (i) the five-year anniversary of the date on which the last milestones have been satisfied and (ii) seven years after the issuance date.

At the end of each reporting period, until expiry, the Company uses an option pricing model to estimate and report the fair value of the Series C-3 Preferred Warrants. As of September 30, 2021, and in conjunction with the pending Business Combination (See Note 1), the model was used to determine the fair value of the Series C-3 Preferred Warrants under both a “business combination” and “stay private” scenario. While the most significant factor utilized to determine the fair value under both scenarios is the volatility, each scenario has different volatility drivers, which are captured with different market data. With respect to the “business combination” scenario, the primary driver for change in fair value are the changes in the acquiring SPAC share price. Therefore, the key factor used in determining fair value is the volatility of the SPAC, which can be implied from the SPAC’s traded warrants. For the “stay private” scenario, changes in fair value are primarily driven by changes in the overall business value, which is steered by the Company’s overall business risk. The key factor for the “stay private” scenario is therefore the volatility of publicly traded peer companies. For periods prior to the Business Combination announcement, there was no change in the method of calculation or calculation scenarios. The following table presents the quantitative inputs, which are classified in Level 3 of the fair value hierarchy, used in estimating the fair value of the warrants under all scenarios:

	Scenarios as of September 30, 2021
		Business
	Stay Private	Combination	December 31, 2020
Expected Volatility	60.0%	20.5%	60.0%
Expected term (in years)	1.25	0.25	1.0
Risk free interest rate	0.1%	0.1%	0.1%

The 1,102,752 warrants outstanding as of both September 30, 2021 and December 31, 2020 to purchase Series C-3 preferred shares had accrued values of $231,578 and $1,918,788, respectively. As a result of the change in fair value of these warrants, as of the three months ended September 30, 2021 and 2020, $391,477 and ($1,268,165) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations. As a result of the change in fair value of these warrants, as of the nine months ended September 30, 2021 and 2020, $1,687,211 and ($1,477,688) were recorded in other income (expense), net, respectively, in the condensed consolidated statements of operations.

10.	STOCKHOLDERS’ deficit and Mezzanine Equity

As of September 30, 2021, the Company was authorized to issue (i) 70,000,000 shares of common stock at $0.00001 par value per share and (ii) 43,701,622 shares of Preferred Stock at $0.00001 par value per share. As of December 31, 2020, the Company was authorized to issue (i) 70,000,000 shares of its Common Stock at $0.00001 par value per share and (ii) 43,574,629 shares of preferred stock at $0.00001 par value per share.

Common Stock— As of September 30, 2021 and December 31, 2020, there was 10,059,361 and 9,888,776 common shares outstanding, respectively. Each share of common stock has the right to one vote per share.

At September 30, 2021, preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A-1	4,388,978	4,388,978	$1.48	$6,490,026	$6,489,982
Series A-2	1,993,093	1,993,093	0.55	1,090,840	1,090,820
Series A-3	570,502	570,502	0.78	442,374	442,367
Series B-1	5,128,198	5,128,198	4.48	22,984,122	22,984,071
Series B-2	562,149	562,149	3.59	2,015,647	2,015,641
Series C-1	10,618,436	10,530,075	10.88	114,562,977	114,587,113
Series C-2	1,034,188	1,034,188	8.71	9,003,134	9,003,124
Series C-3	1,692,100	589,348	10.88	5,027,138	6,412,106
Series D-1	9,364,524	9,364,524	10.93	97,926,083	102,340,201
Series D-2	2,205,650	2,205,650	9.84	21,694,134	21,694,112
Series E-1	4,360,036	4,233,043	7.09	33,707,750	30,000,000
Series E-2	1,783,768	1,783,768	4.61	8,217,388	8,217,284
	43,701,622	42,383,516		$323,161,613

(1) Amounts are net of issuance costs and changes in the redemption value of the Series C-3 Preferred Shares.

At December 31, 2020, preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Liquidation Preference
Series A-1	4,388,978	4,388,978	$1.48	$6,490,026	$6,489,982
Series A-2	1,993,093	1,993,093	0.55	1,090,840	1,090,820
Series A-3	570,502	570,502	0.78	442,374	442,367
Series B-1	5,128,198	5,128,198	4.48	22,984,122	22,984,071
Series B-2	562,149	562,149	3.59	2,015,647	2,015,641
Series C-1	10,618,436	10,530,075	10.88	114,562,977	114,587,113
Series C-2	1,034,188	1,034,188	8.71	9,003,134	9,003,124
Series C-3	1,692,100	589,348	10.88	7,066,283	6,412,106
Series D-1	9,364,524	9,364,524	10.93	97,926,084	102,340,201
Series D-2	2,205,650	2,205,650	9.84	21,694,134	21,694,112
Series E-1	4,233,043	4,233,043	7.09	33,707,750	30,000,000
Series E-2	1,783,768	1,783,768	4.61	8,217,388	8,217,284
	43,574,629	42,383,516		$325,200,758

(1) Amounts are net of issuance costs and changes in the redemption value of the Series C-3 Preferred Shares.

Series C-3 Preferred Stock—The Company records all shares of preferred stock at their respective fair values less issuance costs on the dates of issuance. The preferred stock is recorded outside of stockholders’ equity (deficit) because, in the event of certain deemed liquidation events, which are events that are not considered solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the preferred stock will become redeemable. Further, in the case of the C-3 preferred stock exclusively, in the event that all holders of other preferred stock convert into common stock, the holders of the C-3 preferred stock will either be convertible into common stock or cash at the holder’s election, which unlike all other classes of preferred stock, would be deemed probable of becoming redeemable. The redemption value of the C-3 preferred stock is equal to the fair value of the common stock, which the C-3 preferred stock would convert into on the date of redemption.

When the preferred stock is considered either currently redeemable or probable of becoming redeemable, the Company has selected a policy of making the determination that the redemption value is equal to the fair value of the preferred stock. As the Series C-3 Preferred Stock was considered probable of becoming redeemable, the Company has remeasured the value of these shares as of each reporting period date. When preferred stock is not considered either currently redeemable or probable of becoming redeemable, the Company does not remeasure these shares until which point the contingency is probable of occurring.

11.	StocK-BASED COMPENSATION

Equity Incentive Plan—The Company has one Equity Incentive Plan, the 2013 Equity Incentive Plan (the “Stock Plan”). Under the Stock Plan, the Company has the ability to issue incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and restricted stock units to selected employees, officers, directors and consultants of the Company as an incentive to such persons. The Company has reserved 10,636,317 shares of common stock for issuance to officers, directors, employees, and consultants of the Company pursuant to the Stock Plan. Of such reserved shares of common stock, as of both September 30, 2021, and December 31, 2020, 1,940,361 and 1,769,776 shares have been issued pursuant to option exercises and restricted stock purchase agreements respectively, 5,666,370 and 7,043,875 options to purchase shares have been granted and are currently outstanding, respectively, and 3,029,586 and 1,823,666 shares of common stock remain available for issuance pursuant to the Stock Plan, respectively.

Stock Options—Stock options granted under the Stock Plan are granted at a price per share not less than the fair value at the date of the grant. Options granted to date generally vest over a four-year period with 25% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting on a pro-rata basis over the succeeding thirty-six months, subject to continued service with the Company through each vesting date. Options granted are generally exercisable for up to 10 years, also subject to continued service with the Company.

The following is a summary of stock options activity during the nine months ended September 30, 2021 and 2020:

		Weighted	Weighted Average
		Average	Remaining
	Number of	Exercise	Contractual
	Shares	Price	Life
Outstanding as of December 31, 2019	8,009,767	$2.80	8.17
Granted	1,185,250
Exercised	(16,601)	1.14
Forfeited	(2,124,428)
Outstanding as of September 30, 2020	7,053,988	$2.76	7.05
Outstanding as of December 31, 2020	6,535,542	$2.97	7.30
Granted	368,730
Exercised	(170,585)	1.85
Forfeited	(1,116,317)
Outstanding as of September 30, 2021	5,617,370	$2.90	6.26
Vested and expected to vest as of September 30, 2021	5,617,370	$2.90	6.26
Exercisable as of September 30, 2021	4,113,816	$2.57	5.33

Stock-based compensation expense related to stock options was $359,656 and $436,823 for the three months ended September 30, 2021 and 2020, respectively, and $1,214,140 and $1,535,662 for the nine months ended September 30, 2021 and 2020, respectively. All stock-based compensation expense is recorded within selling, general, and administrative expense in the condensed consolidated Statements of Operations.

Incremental expense associated with the modification of stock options for an officer who left the Company during the nine months ended September 30, 2021 was $251,866. There were no modifications for the three months ended September 30, 2021.

As of September 30, 2021 and 2020, total unrecognized compensation costs related to unvested stock options was approximately $2,579,505 and $3,897,285, respectively. These costs are expected to be recognized over a weighted-average period of 1.23 years and 1.39 years, respectively. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2021 and 2020 was $699,281 and $30,955, respectively. The total fair value of shares vested during the nine months ended September 30, 2021 and 2020 was $1,865,970 and $2,153,976, respectively.

Restricted Stock Awards — The company did not grant any restricted stock awards during the periods ended September 30, 2021 and December 31, 2020. As of September 30, 2021 and December 31, 2020, 1,540,000 shares of restricted stock have been granted to employees, with 1,540,000 shares vested and exercisable and no shares unvested. Restricted stock issued to employees generally vests over a four-year period and is contingent upon continued employment. Restricted stock is amortized to expense over the service period. There were no stock-based compensation costs related to restricted stock during the three and nine months ended September 30, 2021 and 2020. Restricted stock issued to advisors was expensed as of the grant date as the grants were issued after the performance of services by the advisors.

12.	FAIR VALUE MEASUREMENTS

The table below presents information regarding financial assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy reflecting the valuation techniques utilized to determine fair value.

	Fair Value Hierarchy
September 30, 2021	Level 1	Level 2	Level 3
Assets -cash & cash equivalents	$35,409,156	$-	$-
Assets -restricted cash	2,571,667	-	-
Total Assets	$37,980,823	$-	$-

Liabilities:
Common stock warrants	$-	$-	$148,129
Preferred stock warrants	-	-	504,117
Total Liabilities	$-	$-	$652,246

December 31, 2020	Level 1	Level 2	Level 3
Assets -cash & cash equivalents	$30,043,046	$-	$-
Total Assets	$30,043,046	$-	$-

Liabilities:
Common stock warrants	$-	$-	$49,863
Preferred stock warrants	-	-	2,072,536
Total Liabilities	$-	$-	$2,122,399

As of September 30, 2021 and December 31, 2020, the Company did not hold any Level 2 financial assets or liabilities that were measured at fair value on a recurring basis. There were no transfers between levels during the reporting periods. All significant Level 3 fair value hierarchy were recorded during the periods ended September 30, 2021 and December 31, 2020.

13.	Net Loss Per Share

The Company uses the two-class method to compute basic and diluted earnings per common share. In periods of net loss, no effect is given to the Company’s participating securities as they do not contractually participate in the losses of the Company. The following table sets forth the computation of basic and diluted net income (loss) per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator
Net loss	$(5,929,183)	$(7,624,256)	$(30,300,971)	$(27,090,243)
Less: accretion adjustment	(707,219)	1,255,312	(2,039,145)	736,685
Less: earnings allocated to particpating securites	-	-	-	-
Net loss attributable to common shareholders	$(5,221,964)	$(8,879,568)	$(28,261,826)	$(27,826,928)
Less: undistributed earnings allocated to participating securities	-	-	-	-

Denominator
Weighted-average shares—basic and diluted	10,011,105	9,842,537	9,953,951	9,836,826
Net loss per common share—basic and diluted	$(0.52)	$(0.90)	$(2.84)	$(2.83)

The following securities on an if-converted basis, were excluded from the computation of diluted loss per share in the periods presented, as their effect would be anti-dilutive:

	For the Nine Months Ended September 30,
	2021	2020
Series preferred stock, outstanding	43,472,083	43,568,655
Common stock warrants, outstanding	37,607	37,607
Preferred stock warrants, outstanding	1,378,672	1,251,679
Common stock options, outstanding	5,667,370	7,103,988

14.	RELATED PARTY TRANSACTIONS

The majority holder of the Series C-1 class of preferred stock is a vendor from whom the Company purchases inventory. The collective shareholders of the Series C-1 class of preferred stock have the right to elect one Director to the Board of Directors and the current elected Director is an employee of this vendor. In connection with the inventory purchases, the Company receives various volume rebates and incentives to continue doing business. Total inventory purchases for the three months ended September 30, 2021 and 2020 were approximately $2,994,470 and $3,073,875, respectively, and approximately $9,591,187 and $10,201,409 for the nine months ended September 30, 2021 and 2020, respectively. Volume rebates and incentives received for the three months ended September 30, 2021 and 2020 were approximately $10,513 and $68,437, respectively, and $214,258 and $727,087, for the nine months ended September 30, 2021 and 2020, respectively.

A holder of the Series D-1 class of preferred stock is a vendor from whom the Company purchases inventory. The collective shareholders of the Series D-1 class of preferred stock have the right to elect two Directors to the Board of Directors. The current Directors elected by the collective Series D-1 shareholders are not employees of this vendor. In connection with the inventory purchases, the Company receives various volume rebates and incentives to continue doing business. Total inventory purchases for the three months ended September 30, 2021 and 2020 were approximately $440,068 and $991,990, respectively. Total inventory purchases for the nine months ended September 30, 2021 and 2020 were approximately $1,377,125 and $3,070,601, respectively. Total dunnage purchases for the three months ended September 30, 2021 and 2020 were approximately $658,312 and $607,474, respectively, and total dunnage purchases for the nine months ended September 30, 2021 and 2020 were approximately $1,819,864 and $2,072,945, respectively. Volume rebates and incentives received for the three months ended September 30, 2021 and 2020 were approximately $719 and $0, respectively, and $5,719 and $25,937 for the nine months ended September 30, 2021 and 2020, respectively.

On February 12, 2021, the Company entered into an agreement with AEON Integrated Business Services Co., Ltd., a wholly-owned subsidiary of AEON Co., Ltd. ("AEON"), a Series D-2 shareholder, to license its e-commerce platform through a software licensing arrangement. The objective of the agreement is for the Company to design, develop and support the e-commerce platform customized for the digital marketplace operations of AEON and AEON affiliates. The services provided include implementation services, license of the e-commerce software platform, training, and maintenance and support. The Company has been engaged to provide services to AEON and AEON Malaysia. The total transaction price for the contract includes fixed and variable consideration. Based on the Company’s estimates of the standalone selling prices of the performance obligations identified in the contract, the Company has allocated $7,300,000 to implementation services specific to AEON, $4,500,000 to the implementation services specific to AEON Malaysia, and $20,000 per month to software maintenance services with respect to the licensed software for AEON Malaysia. The transaction price attributable to the software license to AEON Malaysia is variable and consists of sales and usage-based royalties. Yuki Habu, who is a director of Boxed and is expected to be a director of the combined company following the consummation of the Business Combination, is affiliated with AEON. Refer to Note 1 Summary of Significant Accounting Policies for more details.

15.	Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The profitability measure employed by the Company’s CODM for allocating resources to operating segments and assessing operating segment performance is operating loss. The CODM does not receive or regularly review asset information when allocating resources and assessing segment performance. Therefore, asset information by segment has not been disclosed. Substantially all of the Company’s identifiable assets are located in the United States. The Company currently does not have substantial sales outside the United States, nor does any customer represent more than 10 percent of total revenues for any period presented.

There were no inter-segment net sales and expenses to be eliminated in computing total revenue and operating income. In addition, the Company allocates its Selling, General and Administrative Expenses to its segment results based on usage, which is generally reflected in the segment in which the costs are incurred. Prior to fiscal year 2021, the Company did not accumulate net revenue information by products or groups of products, and therefore did not disclose net revenue by product because to do so would be impracticable. The following table provides information for the Company’s reportable segments, including product category disaggregation for its Retail segment beginning in fiscal year 2021:

Information about Reported Segment Profit or Loss

For the Three Months Ended September 30, 2021	Retail	Software & Services	Total
Grocery net revenue	$24,495,529	$-	$24,495,529
Home & Household net revenue	12,628,647	-	12,628,647
Other net revenue (1)	1,062,482	-	1,062,482
Software & Services net revenue	-	10,823,733	10,823,733
Total net revenue	$38,186,658	$10,823,733	$49,010,391
Operating income (loss)	$(15,644,223)	$10,276,633	$(5,367,590)

For the Three Months Ended September 30, 2020
Total net revenue	$40,861,101	$-	$40,861,101
Operating income (loss)	(5,435,916)	(661,434)	(6,097,350)

(1) Includes revenues related to our subscription services program, advertising and marketing fees, and third-party marketplace service fees.

For the Nine Months Ended September 30, 2021	Retail	Software & Services	Total
Grocery net revenue	$72,907,539	$-	$72,907,539
Home & Household net revenue	40,874,517	-	40,874,517
Other net revenue (1)	3,471,252	-	3,471,252
Software & Services net revenue	-	14,964,833	14,964,833
Total net revenue	$117,253,308	$14,964,833	$132,218,141
Operating income (Loss)	$(44,416,754)	$13,606,929	$(30,809,825)

For the Nine Months Ended September 30, 2020
Total net revenue	$143,926,813	$-	$143,926,813
Operating income (loss)	$(18,944,236)	$(1,824,174)	$(20,768,410)

(1) Includes revenues related to our subscription services program, advertising and marketing fees, and third-party marketplace service fees.

16.	SUBSeQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through December 14, 2021, which is the date the condensed consolidated financial statements were available to be issued, and has determined that subsequent events requiring additional disclosure in the condensed consolidated financial statements are disclosed below and throughout the Notes to the condensed consolidated financial statements.

1.	On November 28, 2021, Seven Oaks entered into an agreement (the “Forward Purchase Agreement”) with ACM ARRT VII D LLC (“ACM”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, ACM purchased approximately 6.5 million shares of Seven Oaks’ Class A common stock and, one business day following the Closing, Seven Oaks paid out to ACM an amount (the “Prepayment Amount”) equal to the redemption price per share multiplied by the number of subject shares on the date of prepayment. The Prepayment Amount of $65,062,414 was paid out of the funds held in Seven Oaks’ trust account and will be held in a trust account for the benefit of ACM until the Forward Purchase Agreement has matured after 24 months. At any time, and from time to time, after the Closing, ACM may sell its shares at its sole discretion in one or more transactions, publicly or privately, and, in connection with such sales, terminate the Forward Purchase Transaction in whole or in part in an amount corresponding to the number of shares sold (the “Terminated Shares”). On the settlement date of any such early termination, ACM will pay to the Company a pro rata portion of the Prepayment Amount. The Company will not have access to the Prepayment Amount immediately following the Closing and, depending on the manner in which the Forward Purchase Transaction is settled, may never have access to the Prepayment Amount.

2.	On December 9, 2021, the Company acquired substantially all of the assets and operations of MaxDelivery, one of New York City’s first on-demand grocery delivery businesses. The acquisition is expected to broaden the Company’s capabilities in micro dark-store fulfillment and rapid on-demand grocery delivery. At the time of the acquisition, the Company paid $4,000,000 in cash consideration. In addition, $3,000,000 in equity consideration is due within 90 days of close, and the transaction terms also included future earnout potential. At the time of issuance of these consolidated financial statements, the Company was still determining the initial accounting treatment of this transaction.

3.	On December 8, 2021, the Company completed the Business Combination, was renamed “Boxed, Inc.” and is referred to herein as “New Boxed” following the Closing. In connection with the Closing, each share of Seven Oaks Class B common stock was converted into one share of Seven Oaks Class A common stock, and each share of Seven Oaks Class A common stock that was issued and outstanding as of immediately prior to the effective time of the first merger of the Business Combination (the “Effective Time”) was converted into one share of New Boxed common stock.

In connection with the Business Combination, at the Effective Time, (i) each share of Old Boxed Series A preferred stock, Old Boxed Series B preferred Stock, Old Boxed Series C preferred Stock, Old Boxed Series D preferred stock, and Old Boxed Series E preferred stock (collectively, the “Old Boxed Preferred Stock”) and Old Boxed common stock that was issued and outstanding immediately prior to the Effective time became the right to receive the number of shares of New Boxed common stock based on the exchange ratio applicable to each security (ii) each option to purchase shares of Old Boxed common stock, whether or not then vested or exercisable, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by New Boxed and automatically became an option to purchase a number of shares of New Boxed common stock with the same terms and conditions as applied to the Old Boxed option immediately prior to the effective Time, provided that the number of shares underlying such New Boxed option was determined by multiplying the number of shares of Old Boxed common stock subject to such Old Boxed option immediately prior to the Effective Time by dividing the per share merger consideration by $10.00 (the product being the “Exchange Ratio”), which was rounded down to the nearest whole number of shares, and the per share exercise price of such New Boxed option was determined by dividing the exercise price per share of Old Boxed common stock applicable to such Old Boxed option immediately prior to the Effective Time by the Exchange Ratio, which quotient was rounded up to the nearest whole dollar; and (iii) each warrant to purchase shares of Old Boxed’s capital stock that was issued and outstanding immediately prior to the Effective Time was exercised in full on a cash or cashless basis or terminated without exercise.

A total of 18,098,335 shares of Seven Oaks Class A common stock were presented for redemption in connection with the Business Combination (the “Redemptions”). As a result, there were approximately $77,784,265 remaining in Seven Oaks’ trust account, following redemptions. On December 9, 2021, pursuant to the Forward Purchase Agreement, an aggregate amount of approximately $65,765,390 was paid from Seven Oaks’ trust account to ACM, and the remaining balance immediately prior to the Closing of approximately $12,018,875 remained in the trust account. The remaining balance in the trust account was used to fund the Business Combination.

Concurrently with the execution of the Business Combination Agreement, Seven Oaks entered into the Subscription Agreements with the PIPE Investors, for total PIPE Investment of $120,000,000, comprised of $32,500,000 in equity and $87,500,000 in convertible notes. On December 8, 2021, upon the Closing, the Company consummated the PIPE Investment. Combined with the $120,000,000 in gross proceeds from the PIPE Investment, there was approximately $150,234,505 of cash proceeds received by the combined company from the transaction, of which, immediately following the Closing, approximately $65,765,390 became subject to settlement under the Forward Purchase Transaction, after deducting transaction fees and expenses. The convertible notes will be convertible, at the election of New Boxed, for shares of New Boxed, cash or a combination of cash and such shares, based on a conversion price of $12.00 per share in accordance with the terms. The convertible notes will bear interest at a rate of 7.00% per annum and mature in five years.

Seven Oaks’ units, Class A common stock and public warrants were publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols SVOKU, SVOK, and SVOKW, respectively, through December 8, 2021. Upon the Closing, starting on December 9, 2021, New Boxed common stock and public warrants were listed on the New York Stock Exchange (“NYSE”) under the symbols BOXD and BOXD WS, respectively. New Boxed does not have units traded following the Closing.

The Business Combination will be accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Seven Oaks will be treated as the “acquired” company for accounting purposes and the financial statements of the post-combination company will represent a continuation of the financial statements of Old Boxed with the acquisition being treated as the equivalent of Old Boxed issuing stock for the net assets of Seven Oaks, accompanied by a recapitalization. The net assets of Seven Oaks will be stated as historical cost, with no goodwill or other intangible assets recorded.